ARTICLES OF AMENDMENT

ADVANTAGE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:            The charter of the Corporation is hereby amended by reclassifying and changing all of the shares of Common Stock of its Dreyfus Emerging Leaders Fund series (the "Fund") to shares of Common Stock of its Dreyfus Opportunistic Small Cap Fund series (the "Acquiring Fund"), on terms set forth herein.

SECOND:       Upon effectiveness of these Articles of Amendment:

(a)        All of the assets and liabilities belonging to the Fund and attributable to its shares shall be conveyed, transferred and delivered to the Acquiring Fund and shall thereupon become and be assets and liabilities belonging to the Acquiring Fund and attributable to its shares of Common Stock, respectively.

(b)        Each of the issued and outstanding shares (and fractions thereof) of the Fund will automatically, and without the need of any further act or deed, be reclassified and changed to full and fractional issued and outstanding shares of the Acquiring Fund in such number of such shares as shall be determined by dividing the net asset value of a share of the Fund by the net asset value of a share of the Acquiring Fund, all determined as of the effective time of these Articles of Amendment.

(c)        Each unissued share (or fraction thereof) of the Fund will automatically, and without the need of any further act or deed, be reclassified and changed to such number of unissued shares (or fractions thereof) of the Acquiring Fund as shall result, as of the effective time of these Articles of Amendment and as a result hereof, in the total number of unissued shares of the Acquiring Fund being increased by 100 million shares, less the number of respective issued and outstanding shares of the Acquiring Fund resulting from paragraph (b) above.

(d)       Open accounts on the share records of the Acquiring Fund shall be established representing the appropriate number of shares of stock owned by the former holders of shares of the Fund.

THIRD:           This amendment does not increase the authorized capital stock of the Corporation or the aggregate par value thereof and does not amend the description of any class of stock as set forth in the Charter.  The amendment reclassifies and changes the 100,000,000 previously authorized shares of the Fund to 100,000,000 additional authorized shares of the Acquiring Fund.

FOURTH:       Outstanding certificates representing issued and outstanding shares of the Fund immediately prior to these Articles of Amendment becoming effective shall, upon these Articles of Amendment becoming effective, be deemed to represent the appropriate number, calculated as set forth above, of shares of the Acquiring Fund.  Certificates representing shares of the Acquiring Fund resulting from the aforesaid change and reclassification need not be issued until certificates representing the shares of the Fund so changed and reclassified, if issued, have been received by the Corporation or its agent duly endorsed for transfer.

FIFTH:            This amendment has been duly authorized and declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President, and witnessed by its Assistant Secretary.

ADVANTAGE FUNDS, INC.
By: /s/ Jeff Prusnofsky
Jeff Prusnofsky,
Vice President

WITNESS:
/s/ Robert R. Mullery
Robert R. Mullery,
Assistant Secretary